LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (the “Agreement”) is made this 23rd of July, 2004, between CITY OF BALTIMORE DEVELOPMENT CORPORATION, its successors and assigns (the “Lender”), and UNIVEC, INC., a Delaware corporation, its successors and assigns (the “Borrower”).

Explanatory Statement

The Borrower has made application to the Lender for a commercial loan in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) and the Lender has agreed to make the Loan to the Borrower upon the terms and subject to the conditions hereinafter set forth.

The purpose of the Loan is to purchase equipment related to the Borrower’s relocation to Seton Business Park in Baltimore City, Maryland.

NOW, THEREFORE, in consideration of the Explanatory Statement, which is incorporated herein by reference, of the covenants, agreements, warranties and representations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below unless the specific context of this Agreement requires a different meaning. All capitalized terms which are not otherwise defined herein and which are defined in the Maryland Uniform Commercial Code - Secured Transactions, Title 9, Commercial Law Article, Annotated Code of Maryland, as amended, shall have the meanings set forth therein.

“Accounts,” “Chattel Paper,” “Contract Rights,” “Documents,” “Equipment,” “Fixtures,” “General Intangibles,” “Goods,” and “Instruments” shall have the same respective meanings as are given to those terms in the Maryland Uniform Commercial Code-Secured Transactions, Title 9, Commercial Law Article, Annotated Code of Maryland, as amended. The term “Contract Rights” shall have the meaning given to that term in the 1962 Official Text With Comments of the Uniform Commercial Code as promulgated by the National Conference Of Commissioners On Uniform State Laws And The American Law Institute. The term “Fixtures” shall have the meaning provided by the common law of the state in which the fixtures are physically located.

“Account Debtor” means the person or entity obligated upon an Account.

“Affiliate” means (a) any officer, shareholder or director of the Borrower (“Affiliated Individuals”); (b) any member of the immediate family of any Affiliated Individual; (c) any Subsidiary of the Borrower; (d) any Person which, directly or indirectly, controls, is controlled by or is under common control or ownership with the Borrower; and (e) any Person which is under the control of Affiliated Individuals. For the purposes of this definition, the term “control” means the ownership of ten percent (10%) or more of the beneficial interests in the firm or entity referred to, and the term “immediate family” means spouses, ancestors, lineal descendants, and brothers and sisters of the person in question including those adopted.

“Business Day” any day other than a day which, in the city of payment of the Borrower’s obligations, is a Sunday, legal holiday or a day on which commercial banking institutions are required to be closed.

“Business Day” any day other than a day which, in the city of payment of the Borrower’s obligations, is a Sunday, legal holiday or a day on which commercial banking institutions are required to be closed.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for Capital Lease Obligations) by the Borrower during such periods that are required by G.A.A.P. to be included in or reflected by the property, plant, or Equipment or similar fixed asset, accounts in the balance sheet of the Borrower.

“Capital Lease” means a lease with respect to which the lessee’s obligations thereunder should, in accordance with G.A.A.P., be capitalized and reflected as a liability on the balance sheet of the lessee.

“Capital Lease Obligations” means any indebtedness incurred as a lessee pursuant to a Capital Lease.

“Closing Date” means the date on which the Agreement is executed.

“Collateral” means all of the property, real, personal and mixed, with respect to which the Borrower has granted a security interest to the Lender pursuant to Article III of this Agreement.

“Commitment Letter” means the letter, dated September 26, 2003, and any amendments thereto, from the Lender to the Borrower setting forth the terms and conditions upon which the Lender agreed to make the Loan and pursuant to which this Agreement is made.

“Customers” means the persons to or for whom the Borrower sells or leases Goods or Inventory or for whom the Borrower performs services, together with all other account debtors of the Borrower.

“DBED” means the Maryland Department of Business and Economic Development.

“Default Rate of Interest” means five percent (5%) per annum in excess of the then current rate of interest under the Note.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means: (a) any corporation included with the Borrower in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 414(c) of the Code; (c) any member of an affiliated service group of which the Borrower is a member within the meaning of Section 414(m) of the Code; or (d) any other Person treated as an affiliate of the Borrower by the Internal Revenue Service under Section 414(o) of the Code.

“Event of Default” and “default” shall have the meaning set forth in Article VIII hereof with respect to this Agreement and with respect to any other Loan Documents said terms shall have the meaning set forth in said Loan Documents.

“G.A.A.P.” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Borrower, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used in the Loan Documents which is not specifically defined in the Loan Documents, it shall be interpreted in accordance with G.A.A.P.

“Guarantor” means N/A.

“Guaranty” means the Guaranty Agreements dated the Closing Date executed by the Guarantor in favor of the Lender, together with all supplements thereto and modifications thereof.

“Hazardous Materials” means (i) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended from time to time, and regulations promulgated thereunder; (iii) any “oil, petroleum products and their by-products” as defined by Maryland Environment Code Ann., Section 4-411(3)(i), as amended from time to time, and regulations promulgated thereunder; (iv) any “hazardous substance” as defined by the Maryland Environment Code Ann., Section 7-201 (b), as amended from time to time, and regulations promulgated thereunder; (v) any “asbestos material” as defined by the Maryland Environment Code Ann., Title 6, Subtitle 4, as amended from time to time, and regulations promulgated thereunder, and/or as defined by 40 C.F.R. Section 61.141, as amended from time to time; (vi) any “radon gas” in excess of levels recommended in U.S. Environmental Protection Agency Guidance Documents, as modified from time to time, or lower levels as provided by any applicable law or regulation now or hereafter in effect; (vii) any “infectious waste” as defined by Maryland Environment Code Ann., Section 9-227, as amended from time to time, and regulations promulgated thereunder; (viii) any substance the presence of which on any property attributable to the operations of the Borrower is prohibited, restricted or regulated by any law or regulation similar to those laws, regulations and/or other documents set forth above, including without limitation, polychlorinated biphenyls (PCBs) and lead-based paints; and (ix) any other substance which by law or regulation requires special handling in its collection, generation, storage, transportation, treatment or disposal.

“Indebtedness” means as to the Borrower all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including the Obligations and including, but not limited to:

(a) All indebtedness guaranteed, directly or indirectly, in any manner or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

(b) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise (1) to purchase such indebtedness or (2) to purchase, sell or tease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss, or (3) to supply funds to or in any manner to invest in the debtor;

(c) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(d) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with G.A.A.P., should not be reflected on the balance sheet of the lessee.

“Inventory” means all of the Borrower’s inventory, goods, merchandise, materials, raw materials, goods in process, finished goods, work in progress, bindings or component materials, packaging and shipping materials and other tangible or intangible personal property, now owned or hereafter acquired and held for sale or lease or furnished or to be furnished under contracts of service or which contribute to the finished products or the sale, promotion, storage and shipment thereof, whether located at facilities owned or leased by the Borrower in the course of transport to or from Customers, placed on consignment, or held at storage locations.

“Lender Expenses” means all reasonable out-of-pocket expenses or costs incurred by the Lender for whatever reason arising out of, pertaining to, or in any way connected with this Agreement, any of the other Loan Documents or the Obligations, or any documents executed in connection herewith or transactions hereunder, including without limitation, all costs or expenses required to be paid by the Borrower pursuant to this Agreement or as otherwise provided for in any of the Loan Documents or as required by any other present or future agreement between the Borrower and the Lender evidencing and/or securing the Obligations which are paid or advanced by the Lender; taxes and insurance premium of every nature and kind of Borrower paid by the Lender; filing, recording, title insurance, environmental and consulting fees, audit fees, search fees and other expenses paid or incurred by the Lender in connection with the Lender’s transactions with the Borrower; reasonable and necessary costs and expenses incurred by the Lender in the collection of the Accounts (with or without the institution of legal action), to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, evaluating, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral or any other property of the Borrower in which the Lender has a lien whether or not a sale is consummated; reasonable and necessary costs and expenses of litigation incurred by the Lender, or any participant of the Lender in the Loans, in enforcing or defending this Agreement or any portion hereof that is not the result of the grossly negligent actions or omissions of the Lender; and reasonable and necessary attorneys’ fees and expenses incurred by the Lender in obtaining advice or the services of its attorneys with respect to the structuring, drafting, negotiating, reviewing, amending, terminating, enforcing or defending of this Agreement, or any portion hereof or any agreement or matter related hereto, whether or not litigation is instituted; and reasonable travel expenses related to any of the foregoing.

“Lender’s Counsel” means Shapiro Sher Guinot & Sandler, 36 South Charles Street, Baltimore, Maryland 21201, Attn: K. Lee Riley, Jr., Esquire.

“Loan” or “Loan Proceeds” means the maximum total principal amount which the Lender has agreed to lend to the Borrower under this Agreement, which is Two Hundred Fifty Thousand Dollars ($250,000).

“Loan Documents” means all documents executed by the Borrower, or others, in connection with the Loan, including but not limited to, this Agreement, the Note, the Guaranty and the Financing Statements.

“Multiemployer Plan” means a Plan described in Section 4001 (a)(3) of ERISA which covers employees of the Borrower or of any ERISA Affiliate.

“Note” means the promissory note (or collectively, promissory notes, if applicable) of even date herewith executed by the Borrower and delivered to the Lender.

“Obligations” means the absolute obligation of the Borrower to pay to the Lender (a) any and all sums due to the Lender under the stated terms of the Loan, this Agreement or the Loan Documents, (b) any and all sums advanced by the Lender to preserve or protect the Collateral and the value of the Collateral or to preserve, protect or perfect the Lender’s security interest or lien in the Collateral, (c) in the event of any proceeding to enforce the collection of the obligations, or any of them, after default, the expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral or of any exercise by the Lender of the Lender’s rights in the Event of Default, together with attorneys’ fees, expenses of collection and court costs, as provided in the Loan Documents, (d) any obligations or liability of the Borrower to the Lender arising out of any letter of credit issued by the Lender for the account or benefit of the Borrower, and (e) any other indebtedness or liability of the Borrower to the Lender, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing so long as the Loan is in effect, however created or arising, and however evidenced.

“Operating Leases” means all lease agreements (including but not limited to real estate leases) which do not meet the respective lease classification criteria of a Capital Lease or a direct financing lease under G.A.A.P.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” means:

(a) Pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation or to participate in any fund in connection with worker’s compensation, unemployment insurance, old age pensions or other Social Security programs.

(b) Liens of mechanics, materialmen, warehousemen, carriers or other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable or are being contested in good faith.

(c) Good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for repayment of borrowed money) or leases, not in excess of ten percent (10%) of the aggregate amount due thereunder, or to secure statutory obligations, or a surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business.

(d) Liens in favor of the Lender and DBED.

“Person” means any individual, corporation, partnership, association, joint stock company, trust, unincorporated organization, joint venture, court or government or political subdivision or agency thereof.

“Plan” means any employee benefit plan or other plan established, maintained or to which contributions have been made by the Borrower or any ERISA Affiliate and covered by Title IV of ERISA, or subject to the minimum funding standards under Section 412 of the Code.

“Principal Sum” means the aggregate principal amount of the Note, which is Two Hundred Fifty Thousand Dollars ($250,000).

“Prohibited Transaction” means any transaction set forth in Section 4975 of the Code or Section 406 of ERISA.

“Real Property” means all real property and the improvements thereon used or occupied or leased by the Borrower or otherwise used at any time by the Borrower in the operation of its business or for the manufacture, storage, or location of any of the Collateral.

“Receivables” means all of the Borrower’s Accounts, Contract Rights, Instruments, Documents, General Intangibles, Chattel Paper, notes, notes receivable, drafts, acceptances, and choses in action, now existing or hereafter created or acquired, and all proceeds and products thereof, and all rights thereto, arising from the sale or lease of or the providing of Inventory, Goods, or services by the Borrower to Customers, as well as all other rights, contingent or non-contingent, of any kind of the Borrower to receive payment, benefit, or credit from any Person.

“Records” means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary, computer or machine language.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, or dumping.

“Remedial Action” means: (a) the clean-up or removal of Hazardous Substances; (b) such action as may be necessary to monitor, assess, or evaluate the Release or threatened Release of Hazardous Substances; (c) the proper disposal or removal of Hazardous Substances; (d) the taking of such other actions as may be necessary to prevent, minimize, or mitigate the damages caused by a Release or threatened Release of Hazardous Substances to the public health or welfare or to the environment; and (e) the providing of emergency assistance after a Release. Remedial Actions include but are not limited to such actions at the location of a Release as: storage; confinement; perimeter protection using dikes, trenches, or ditches; clay cover; neutralization; clean-up of Hazardous Substances or contaminated materials; recycling or reuse; diversion; destruction; segregation of reactive wastes; dredging or excavations; repair or replacement of leaking containers; collection of leachate and runoff; onsite treatment or incineration; providing alternative water supplies; and any monitoring reasonably required to assure that such actions protect the public health and welfare and the environment.

“Reportable Event” means any of the events set forth in Section 4003 of ERISA.

“Solvent” means, as to any Person, that such Person at the time of determination: (a) owns assets whose fair saleable aggregate value is greater than the amount required to pay all of its liabilities; (b) is able to pay all of its liabilities as such liabilities mature; and (c) has paid in and unimpaired capital sufficient to carry on its business and transactions and all business and transactions in which it engages or is about to engage.

“State” means the State of Maryland.

“Subsidiary” means any corporation of which the Borrower directly or indirectly owns or controls at the time: (a) at least a majority of the outstanding stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors (in the case of a corporation having directors); or (b) a majority of the voting stock of any corporation not having directors. The term “Subsidiary” also means any general or limited partnership or other entity of which more than fifty percent (50%) of the outstanding partnership interests or ownership interests shall, at the time of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

“Tangible Net Worth” means the excess of assets, excluding leasehold improvements and excluding any and all intangible assets such as, but not limited to, goodwill, licenses, trademarks, patents, copyrights, organizational costs, appraisal surplus, officer and stockholder advances or receivables, mineral rights and the like, over liabilities, all as determined in accordance with G.A.A.P.

“Working Capital” means that amount which is equal to the difference between Current Assets and Current Liabilities.

ARTICLE II.

TERMS OF THE LOAN

Section 2.1. Terms of the Loan. Upon the terms and conditions herein contained and in the Loan Documents, the Lender shall make available for advance to the Borrower the Principal Sum, for the purposes hereinafter described.

Section 2.2. Advances of Loan Proceeds. Subject to the continued compliance by the Borrower with all of the terms and conditions of the Loan Documents, the continued satisfactory financial condition of the Borrower, the continued satisfaction of all conditions precedent to the making of advances hereunder, and the continued absence of any default or any event, circumstance, act or omission which with the giving of notice, the passage of time, or both would constitute an Event of Default, the Lender shall advance the Loan Proceeds to the Borrower on the Closing Date.

Section 2.2.1. Interest and Repayment. All sums advanced under the Loan shall be evidenced by, and shall be repaid with interest in accordance with, the provisions of the Note, the terms and conditions of which are incorporated herein by reference. All repayments shall be credited to the balance due from the Borrower pursuant to the normal and customary practices of the Lender.

Section 2.2.2. Term. The Loan shall be absolutely payable by the Borrower in accordance with the provisions of the Note.

Section 2.3. Payments Are Provisional. All payments made by the Borrower to the Lender on any of the Obligations shall be provisional and shall not be considered final unless and until such payment is not subject to avoidance under any provision of the United States Bankruptcy Code, as amended, including Sections 547 and 550, or any state law governing insolvency or creditors’ rights. If any payment is avoided or set aside under any provision of the United States Bankruptcy Code, including Sections 547 and 550, or any state law governing insolvency or creditors’ rights, the payment shall be considered not to have been made for all purposes of this Agreement and the Lender shall adjust its records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

ARTICLE III.

SECURITY FOR THE LOAN

Section 3.1. Grant of Security Interest. The Borrower hereby assigns to the Lender all of the Borrower’s right, title, and interest in and to, and grants to the Lender a continuing security interest in and to, all of the following equipment owned by the Borrower purchased in whole or in part with the Loan Proceeds, wherever located, together with all substitutions therefor, and all replacements and renewals thereof, and all accessions, additions, replacement parts, manuals, warranties and packaging relating thereto:

Modica Dies

Two (2)	1cc dies
Two (2)	carbide die sections
Two (2)	First trim carbide
Two (2)	Second trim carbide
Two (2)	Third trim carbide
Two (2)	Fourth trim carbide
Twelve (12)	pilots .069
Twelve (12)	piercing punches

Purchased from Richard Gaustella & Associates

One (1) ERTM Clip Attachment Machine	VIT# FR8443678054B

Purchased from COARC

Two (2) 32 Cavity Molds 1cc A-d Syringe plunger tools
Serial #’s	U101S
U102S

Purchased from Ran-Teac International

One (1)	1cc Sliding Sheath Syringe Mold (Alloy Steel of Chromium)
-includes:
Barrel is 32 cavity
Plunger is 28 cavity
Cap it 56 cavity
Slide 1 set each are 20 cavity

In addition to the kinds and types of property described above, the Borrower hereby assigns, transfers and sets over to the Lender all of the Borrower’s right, title and interest in and to, and grants to the Lender a continuing security interest in and to, all amounts that may be owing at any time and from time to time by the Lender to the Borrower in any capacity, including but not limited to any balance or share belonging to the Borrower of any deposit or other account with the Lender, which security interest shall be independent of and in addition to any right of set-off which the Lender may have. The Lender shall have the right to require the Borrower to pledge and grant a security interest therein into such additional security as the Lender shall require from time to time in the event that it deems itself to be insecure.

Section 3.2. Proceeds and Products. The Lender’s security interest shall apply to and cover any and all proceeds of the Collateral, including but not limited to, insurance proceeds and the products of the Collateral.

Section 3.3. Priority of Lien and Security Interest. The lien and security interest granted by the Borrower to the Lender pursuant to this Agreement shall at all times that any portion of the Obligations is outstanding and unpaid be a first and indefeasible security interest in and to the Collateral, subject only to the Permitted Liens.

Section 3.4. Future Advances. Any sums which the Lender may advance pursuant to authorizations contained in this Agreement, whether or not Loan Proceeds, shall be fully secured by the security interest created by this Agreement.

Section 3.5. Loss of Collateral. The Lender shall not be liable for any loss of any Collateral in its possession, nor shall such loss diminish the debt due, unless the loss is caused by the Lender’s gross negligence or willful misconduct.

ARTICLE IV.

REPRESENTATIONS, WARRANTIES AND

UNDERTAKINGS BY THE BORROWER

To induce the Lender to make the Loans and to enter into this Agreement, the Borrower makes the representations and warranties set forth in this Article IV. The Borrower acknowledges the Lender’s justifiable right to rely upon these representations and warranties.

Section 4.1. Status. The Borrower is validly organized under the Laws of the State of Delaware and its operations and affairs have been effectively and validly commenced. The Borrower has the power to own its properties, conduct its business and affairs, and enter into the Loan and perform the Obligations. The Borrower’s entry into the Loan with the Lender has been validly and effectively approved by its shareholders or directors as may be required by its articles of incorporation, by-laws, and applicable laws. All copies of the articles of incorporation, by-laws and authorizing resolutions of the Borrower submitted to the Lender are true, accurate, and complete and no action has been taken in diminution or abrogation thereof. The Borrower has not changed its name, been the surviving entity in a merger, or changed the location of its chief executive office within the last twelve (12) years. The Borrower does not trade under any trade or fictitious names.

Section 4.2. Subsidiaries. The Borrower represents that it has no subsidiaries.

Section 4.3. Authority. The Borrower has full power and authority to enter into and execute and deliver this Agreement and each of the other Loan Documents executed and delivered by it and to incur and perform the Obligations provided for herein and therein (including the borrowing under the Loan). No further consent or approval of any other Person or public authority or regulatory body is required as a condition to the validity or enforceability of this Agreement or any of the other Loan Documents, or if required, the same has been obtained.

Section 4.4. Binding Agreements. This Agreement and each of the other Loan Documents executed and delivered by the Borrower have been duly and properly executed by the Borrower, constitute the valid and legally binding obligations of the Borrower and are fully enforceable against the Borrower in accordance with their respective terms.

Section 4.5. Litigation. There is no litigation or proceeding pending or, so far as the Borrower knows, threatened, before any court or administrative agency which will materially adversely affect the financial condition of the Borrower or the authority of the Borrower to enter into, or the validity or enforceability of, this Agreement or any of the other Loan Documents or the ability of the Borrower to perform the Obligations.

Section 4.6. No Conflicting Agreements. There is (i) no provision in any existing mortgage, indenture, contract or agreement binding on the Borrower or affecting any property of the Borrower, (ii) no provision of law or order of court binding upon the Borrower or affecting any property of the Borrower, and (iii) no preference stock provision which would conflict with or in any way prevent the execution, delivery or performance of the terms of this Agreement or of any of the other Loan Documents executed and delivered by the Borrower or which would be in default or violated as a result of such execution, delivery or performance.

Section 4.7. Financial Position. The financial statements of the Borrower heretofore delivered to the Lender are complete and correct and fairly present the financial position of the Borrower as of the dates and for the periods referred to therein and have been prepared accurately to reflect the assets and liabilities of the Borrower. There are no liabilities, direct or indirect, fixed or contingent, of the Borrower as of the date of such financial statements, which are not reflected therein or in the notes thereto, and the assets set forth therein are valued in accordance with G.A.A.P. There has been no material adverse change in the financial condition or operations of the Borrower since the date of such financial statements (and to the Borrower’s knowledge no such material adverse changes are pending or threatened), and the Borrower has not guaranteed the obligations of, or made any investment in or loans to, a Person or other entity except as disclosed in such financial statements. The Borrower has good and marketable title to all of its properties and assets, and all such properties and assets are free and clear or mortgages, pledges, liens, charges and other encumbrances, except as reflected in such financial statements or in the notes thereto, and except for Permitted Liens.

Section 4.8. Tax Returns. The Borrower has filed all required federal, state and local tax or information returns and have paid all taxes required to be shown on such returns as they have become due, and there is no current on-going audit of any of them by either the State or federal governments.

Section 4.9. Place of Business of the Borrower. The Borrower currently has offices in Baltimore City, Maryland. Other than the places listed in this Section, the Borrower has no other places of business which are located in other counties or states.

Section 4.10. Name. The Borrower has never operated under or used any other name or trade name in its business and operations.

Section 4.11. Title to Collateral. The Borrower owns the Collateral subject only to the Permitted Liens.

Section 4.12. Broker’s Commission. The Borrower has not made any agreement or taken any action which may cause anyone to become entitled to a commission or finder’s fee as a result of the making of the Loan.

Section 4.13. Non-existence of Defaults. The Borrower is not in default, nor shall the passing of time or the giving of notice result in the occurrence of a default with respect to any of its existing Indebtedness.

Section 4.14. Regulation “U”. The Borrower neither owns nor presently intends to acquire any “margin stock” as defined in 12 CFR Part 221 (Regulation “U”) of the Board of Governors of the Federal Reserve System, and none of the sums to be advanced pursuant to the Loan provided for herein shall be used, directly or indirectly, for the purpose of acquiring or maintaining any “margin stock” or retiring any existing obligation that was incurred to purchase or maintain any “margin stock.”

Section 4.15. Leases in Good Standing. The Borrower enjoys peaceful and undisturbed possession under all leases under which it is now operating, and all said leases are valid, subsisting and in full force and effect and the Borrower is not in violation of any material term of any such lease. Each such lease contains terms acceptable to the Borrower.

Section 4.16. Patents, Trademarks, Etc. The Borrower owns, possesses, or has the right to use all necessary patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights and copyrights to conduct its business as now conducted, without known conflict with any patent, patent right, license, trademark, trademark right, trade name, trade name right or copyright of any other Person or entity.

Section 4.17. Labor Matters. There are no strikes or other labor disputes involving or against the Borrower pending, or to the Borrower’s knowledge, threatened against the Borrower. Hours worked by and payments made to employees of the Borrower, have not been in violation of the Fair Labor Standards Act or any other law dealing with such matters in any material respects. For the purpose of this subsection, “material respects” means that there are no violations which expose the Borrower to penalties, fines, damages or liabilities which in the aggregate exceed Five Thousand Dollars ($5,000).

Section 4.18. Public Utilities. The Borrower has not received any notification that any Public Utility, the receivables of which are or are requested to be part of the basis for an advance under the Loan, is the subject of any federal or state insolvency proceedings.

Section 4.19. Compliance with ERISA. Neither the Borrower nor any other trade or business which together with the Borrower would be considered a “single employer” within the meaning of Section 4001 of ERISA provides any benefits to employees other than salaries or wages, including, without limitation any benefits under:

(i) any qualified or non-qualified profit sharing Section 401 (k), deferred compensation, bonus, stock option, stock purchase, health, welfare or incentive plan or agreement;

(ii) any qualified or non-qualified employee pension plan or agreement;

(iii) any plan or policy providing for employee benefits, including, but not limited to, vacation, holiday, disability, sick leave, medical, retirement, medical hospitalization, life insurance, or other insurance plans, severance pay or other benefits; or

(iv) any “employee benefit plan” as defined in Section 3(3) of ERISA.

Section 4.20. Location of Equipment and Fixtures. The Borrower owns no Equipment or Fixtures which are Collateral and which are located at a location other than locations previously disclosed in writing to the Lender.

Section 4.21. [INTENTIONALLY DELETED]

Section 4.22. No Labor Agreements. The Borrower is not subject to any collective bargaining agreement or any agreement, contract, decree or order requiring it to recognize, deal with or employ any Persons organized as a collective bargaining unit or other form of organized labor.

Section 4.23. Franchises. The Borrower possesses all franchises, approvals, contracts, merchandising agreements and merchandising contracts necessary for it lawfully to conduct its business and operation.

Section 4.24. Debt. The financial statements and other information submitted to the Lender set forth a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties. Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower is in any manner directly or contingently obligated. The maximum principal or face amounts of the credits in question which are outstanding and which can be outstanding are correctly stated, and all liens of any nature given or agreed to be given as security therefore have been disclosed to the Lender.

Section 4.25. Solvency. The Borrower will be Solvent both before and after Closing, after giving full effect to the Loan and all of the Borrower’s Indebtedness. The Borrower knows of no reason which is likely to cause it to be unable to maintain such Solvent financial condition, giving full effect to the Obligations, as long as any of the Obligations remain unsatisfied. The Borrower has sufficient capital to carry on its business and transactions as now conducted and at the current level in the future.

Section 4.26. No Hazardous Substances. To the best of the Borrower’s knowledge and belief, the Real Property has never been and is not being used to make, store, handle, treat, dispose of, generate, or transport Hazardous Substances in violation of any applicable Law. To the best of the Borrower’s knowledge and belief, there has not been a Release of Hazardous Substances on, from, or near the Real Property. The Borrower has never received any notification, citation, complaint, violation, or notice of any kind from any Person relating or pertaining to the making, storing, handling, treating, disposing, generating, transporting, or Release of Hazardous Substances. The Borrower has not conducted and will not conduct any independent investigation prior to its use of the Real Property.

Section 4.27. Fair Labor Standards Act. The Borrower has complied in all material respects with the Fair Labor Standards Act of 1938, as amended.

Section 4.28. Ownership. The outstanding stock of the Borrower is duly authorized, validly issued, fully paid and nonassessable.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower hereby covenants with the Lender, which covenants shall continue until all of the Borrower’s Obligations have been fully paid or performed to the satisfaction of the Lender, as follows:

Section 5.1. Payments. All sums due to the Lender during the term of the Loan, whether principal, interest, penalty, advancement, expense, escrow or otherwise, shall be paid in full when and as due, time being of the essence.

Section 5.2. Protection of Security. All of the Collateral that is tangible personal property shall be kept and maintained in a state of good condition and repair and the value of the Collateral shall at all times be protected and preserved by the Borrower.

Section 5.3. Insurance. The Borrower shall, at all times during the term of the Loan and at the Borrower’s sole cost and expense, maintain or cause to be maintained, insurance coverage in accordance with the customary insurance practices of businesses similar to the business which is carried on by the Borrower, but in all events at least to the following extent:

(a) The Borrower shall maintain or cause to be maintained property damage insurance against claims for damage to the Collateral (including loss of use) with such insurance to afford protection to the limit of not less than full replacement value.

(b) If the business premises of the Borrower are located in a special flood and/or mud slide hazard area, the Borrower shall obtain and maintain a flood insurance policy in the amount of the Loan or the maximum limit of coverage available on the property, whichever is less. If the property is not located in a special flood and/or mud slide hazard area, the Borrower shall deliver to the Lender a certificate or letter from its insurance company certifying that the property is not in such a flood and/or mud slide hazard area.

(c) The Borrower will obtain and keep in force such other and further insurance as may be required from time to time by the Lender in order to comply with regular requirements and practices of the Lender in similar transactions.

(d) The Borrower hereby authorizes the Lender, at the option of the Lender, to collect, adjust and compromise any losses or claims under any of such insurance policies.

(e) All policies issued pursuant to the requirements in this Section shall be issued in amounts, in form and by companies acceptable to the Lender and shall indicate the Lender’s interest as additional insured and additional loss payee and shall provide that such policy will not be canceled without thirty (30) days prior written notice to the Lender.

(f) The Borrower has provided the Lender with evidence of insurance that satisfies the provisions set forth above.

Section 5.4. Use of Loan Proceeds. The Borrower shall use the Loan Proceeds solely for the purposes described on the first page of this Agreement and the Borrower acknowledges that the Loan is a “commercial loan” as defined in the Commercial Law Article of the Annotated Code of Maryland.

Section 5.5. Books and Records. The Borrower shall permit access by the Lender and its authorized representatives and employees to the books and records of the Borrower at the offices of the Borrower during normal business hours.

Section 5.6. Maintenance of Existence. The Borrower shall take all necessary steps to preserve its existence (and existence of its subsidiaries, if any) as a corporation under the laws of the State of Delaware and to comply with all present and future laws applicable to it in the operation and conduct of their business.

Section 5.7. Notice of Proceedings. The Borrower shall give immediate notice to the Lender of any litigation or proceeding in which it is a party if an adverse decision therein would require the Borrower to pay over to any Person more than Ten Thousand Dollars ($10,000) or deliver assets, the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance) and the institution of any other suit or proceeding involving the Borrower that might adversely affect operations, financial condition, property or business of the Borrower.

Section 5.8. Payment of Indebtedness to Third Parties. The Borrower shall pay when and as due, or within applicable grace periods, all Indebtedness, except when the amount thereof is being contested in good faith by appropriate proceedings.

Section 5.9. Notice of Change of Business Location. The Borrower shall notify the Lender in writing thirty (30) days in advance of any change in the location of any of its places of business or of the establishment of any new, or the discontinuance of any existing, place of business.

Section 5.10. Maintenance of Collateral. The Borrower shall maintain the Collateral in good condition and repair, and shall pay and discharge or cause to be paid and discharged when due the cost of repairs to or maintenance or replacement of the same.

Section 5.11. Taxes and Claims. The Borrower shall pay and discharge, or cause to be paid and discharged, all taxes, assessments and governmental charges or levies imposed upon it or on its income or properties, prior to the day on which the penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of the Borrower’s properties, to such an extent as to adversely affect the Borrower’s ability to use its properties for the purposes permitted hereby. If the Borrower fails to pay any such tax, assessment, charge, levy or claim (or any deficiency as hereinafter set forth) at the time or in the manner provided in this Section, the Lender may, at its option, pay such tax, assessment, charge, levy or claim, and the Borrower shall pay to the Lender the amount of any sum so paid, with interest thereon, at a rate equal to the Default Rate of Interest, until paid in full. The Borrower shall have the right to contest the validity of any such tax, assessment, charge, levy or claim, in good faith by timely and appropriate proceedings, so long as the security for the Loan is not, in the opinion of the Lender, impaired during the period of such contest.

Section 5.12. Financial Statements and Reports. The Borrower shall furnish to the Lender:

(a) Within one hundred twenty (120) days of the end of each fiscal year of the Borrower, (i) complete financial statements certified by the Borrower or the Guarantor, as the case may be, in such form and detail as the Lender may require, including a balance sheet, a statement of sources and uses of funds and income and expense statements, and (ii) annually, when prepared, a yearly budget of the Borrower. In addition, the Borrower agrees that it shall promptly furnish to the Lender such additional reports and information deemed appropriate by the Lender in its review of the financial condition of the Borrower, including unconsolidated figures and information on the Borrower. The Lender may, at any time and in its sole discretion, obtain an audit of Borrower’s Accounts performed by an independent public accountant selected by the Lender, at the Borrower’s cost and expense.

(b) Such additional information, reports or statements as the Lender may from time to time reasonably request, including, but not limited to, such cash flow projections and financial statements of the Borrower which the Lender may request in its sole and absolute discretion.

(c) If requested by the Lender, contemporaneously with each year-end financial report required to be provided by Paragraph (a) above, a certificate signed by an appropriate authorized representative of the Borrower stating that the signer has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower during such year has been made by or under the supervision of the signer of such certificate with a view to determining whether the Borrower has observed, and performed all of the Obligations under this Agreement and that, to the best of the signer’s knowledge, information and belief, the Borrower is not at the time in default in the observance or performance of any of the terms and conditions hereof or, if the Borrower shall be so in default, specifying all such defaults and events of which the signer may have knowledge.

(d) In addition, if requested by the Lender at any time, the Borrower and any guarantors shall thereafter provide the Lender with copies of their respective federal income tax returns (including all schedules) annually within ten (10) Business Days.

Section 5.13. Notice of Existence of Default. The Borrower shall promptly advise the Lender of the existence of any condition or event, or the expected existence of any condition or event, which is or which will be with the passage of time or the giving of notice, an Event of Default under this Agreement or any of the Loan Documents.

Section 5.14. Compliance with Laws. Comply with applicable federal, state and local laws, rules, regulations and orders of any governmental authority.

Section 5.15. Further Assurances. The Borrower agrees to execute such other and further documents, including without limitation, promissory notes, security agreements, agreements, financing statements, continuation statements, and similar instruments as may from time to time, in the sole opinion of the Lender or the Lender’s Counsel, be necessary, proper or convenient, to perfect, confirm, establish, re-establish, continue or complete the security interest in the Collateral and the purposes and intentions of this Agreement, it being the intention of the Borrower to hereby provide a full and absolute warranty of further assurance to the Lender. In the event the Borrower shall fail for any reason to execute, within ten (10) days of the Lender’s demand, any document of the aforementioned type which the Lender requests the Borrower to execute, the Borrower shall and hereby irrevocably and automatically appoints the Lender as the Borrower’s attorney-in-fact to execute such document in the Borrower’s name, place and stead and on the Borrower’s behalf, and such power of attorney shall constitute a power of attorney coupled with an interest and shall be irrevocable unless and until the subject document is fully and effectively executed.

Section 5.16. Advancements. If the Borrower shall fail to perform any of the affirmative covenants contained in this Article or to protect or preserve its assets and properties, or if the Borrower shall fail to protect or preserve the Collateral or the status and priority of the security interest of the Lender in the Collateral, the Lender may, if the Borrower fails to make payments required to be made pursuant to any such covenants or to protect or preserve such assets or properties, make advances to perform the same on behalf of the Borrower or to protect or preserve the assets and properties of the Borrower or to protect and preserve the Collateral or the status and priority of the security interest of the Lender in the Collateral, and all sums so advanced shall immediately upon advancement become secured by the security interest created by this Agreement, and the terms and provisions of this Agreement and all of the Loan Documents. The Borrower shall repay on demand all sums so advanced on the Borrower’s behalf, plus any expenses or costs incurred by the Lender, including attorneys’ fees, with interest thereon at the Default Rate of Interest. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Lender upon the occurrence of an Event of Default by the Borrower. Notwithstanding anything in this Section to the contrary, the authorization contained in this Section shall impose no duty or obligation on the Lender to perform any action or to make any advancement on behalf of the Borrower and is for the sole benefit and protection of the Lender.

Section 5.17. [INTENTIONALLY DELETED]

Section 5.18. Environmental Matters. The Borrower shall indemnify and save harmless the Lender for all claims, causes of action, damages, costs and expenses of any nature whatsoever arising out of or resulting from the existence or alleged existence of Hazardous Materials attributable to the operations of the Borrower. The Borrower further covenants and agrees that, if at any time it is determined that there are Hazardous Materials, the existence of which is attributable to the operations of the Borrower which require their collection, storage, treatment or disposal to be conducted or maintained in a specific or particular manner, the Borrower agrees to take or cause to be taken, at its sole expense, such actions as may be necessary to comply with Federal, State, Local or Municipal requirements for the collection, storage, treatment or disposal of all Hazardous Materials. If the Borrower fails to take such action, the Lender may make advances or payments toward performance or satisfaction of the same, but shall be under no obligation to do so; and all sums so advanced are paid, including all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, including without limitation, all attorneys’ fees, fines or other penalties, shall be at once repayable by the Borrower and shall bear interest at the Default Rate of Interest, from the date the same shall become due and payable until the date paid, and all sums so advanced are paid, with interest aforesaid, shall become a part of the Obligations of the Borrower pursuant to this Agreement.

Section 5.19. ERISA. The Borrower shall furnish to Lender: (a) within ten (10) Business Days after it has reason to know that it or any ERISA Affiliate has incurred withdrawal liability under Sections 4201, 4203, 4204 or 4205 of ERISA, or that any Multiemployer Plan is in reorganization (within the meaning of Section 4241(a) of ERISA), or that any Reportable Event has occurred with respect to any Plan, or that any Prohibited Transaction has occurred with respect to any Plan or other employee benefit plan, as described in Section 3(3) of ERISA, of the Borrower or any ERISA Affiliate, or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan or to appoint a trustee to administer any Plan, a statement setting forth the details as to such withdrawal liability, reorganization, Reportable Event, Prohibited Transaction or termination or appointment proceedings and the action which it (or the Multiemployer Plan sponsor or Plan sponsor if other than the Borrower) proposes to take with respect thereto, together with a copy of any notice of withdrawal liability or reorganization given to the Borrower or any ERISA Affiliate and a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to the Borrower or any of its ERISA Affiliates; and (b) promptly after receipt thereof, a copy of any notice the Borrower or any of its ERISA Affiliates or the sponsor of any Plan receives from PBGC or the Internal Revenue Service which sets forth or proposes any action or determination with respect to the Plan. The

Borrower shall notify the Lender promptly of any taxes, assessments, charges or levies which have been assessed or which the Borrower or any of its ERISA Affiliates has reason to believe may be assessed against the Borrower or any of its ERISA Affiliates by the Internal Revenue Service with respect to any Plan or Multiemployer Plan. Within the time required for notice to the PBGC under Section 302(f)(4)(A) of ERISA, the Borrower shall notify the Lender of any lien arising under Section 302(f) of ERISA in favor of any Plan.

Section 5.20. Notice of Security Interest. Upon the request of the Lender, the Borrower shall stamp or otherwise inscribe on the Borrower’s Records pertaining to the Collateral, a notation or designation, in form satisfactory to the Lender, of the Lender’s security interest and shall label or identify its Equipment and other Collateral as being subject to the Lender’s security interests.

Section 5.21. Documentation of Collateral. The Borrower, upon request of the Lender, shall provide the Lender from time to time with: (a) written statements or schedules identifying and describing the Collateral, and all additions, substitutions, and replacements thereof, in such detail as the Lender may require; (b) copies of Customers’ invoices or billing statements; (c) evidence of shipment or delivery of goods or merchandise to or performance of services for Customers; and (d) such other schedules and information as the Lender reasonably may require. The items to be provided under this Section shall be in form satisfactory to the Lender and are to be executed and delivered to the Lender from time to time solely for the Lender’s convenience in maintaining Records of the Collateral. The Borrower’s failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s security interest in the Collateral. The Lender shall have the right, at any time and from time to time, to verify the eligibility of the Borrower’s Receivables, including obtaining verification of the Receivables directly from Customers.

Section 5.22. Maintenance of Equipment; Inspection Rights. The Borrower shall maintain and preserve all of its Equipment in a state of good and efficient working order. The Lender shall have the right at any time and without prior notice to inspect the Borrower’s Equipment and all other Collateral.

Section 5.23. Fair Labor Standards Act. The Borrower shall comply in all material respects with the Fair Labor Standards Act of 1938, as amended.

Section 5.24. MBE/WBE Compliance. The Borrower shall at all times comply with Article 5 Subtitle 28 of the Baltimore City Code (2000 Edition) regarding Minority Business Enterprise (MBE) and Women’s Business Enterprise (WBE) and any other guidelines promulgated by the City of Baltimore guidelines with respect to the development and any construction and/or rehabilitation work undertaken by the Borrower during the term of the Loan. The Borrower shall sign such certificates as may be required by the Lender and shall demonstrate compliance with such requirements prior to commencement of with such requirements priority commencement of construction.

Section 5.25. Employment. The Borrower shall use the Baltimore City Office of Employment Development (“OED”) as a “first source” for training and recruitment of employees, such that the Borrower will notify OED of employment opportunities, giving OED an opportunity to present qualified candidates to the Borrower for consideration. The Borrower will also use its best efforts to hire, for all available positions, residents of Baltimore City who are either unemployed or underemployed.

Section 5.26. Borrower to Remain in Baltimore City. The Borrower shall maintain its operations and principal place of business in the City of Baltimore, Maryland for the entire term of the Loan.

Section 5.27. Subordination. The Borrower agrees to cause alt debt of the Borrower owed to any of its officers or directors to be subordinated to the Loan in such manner as the Lender deems appropriate in its sole discretion.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, during the term of the Loan and until all of the Obligations have been fully performed to the satisfaction of the Lender, it will not do or permit to be done or to cause to occur any of the acts or happenings set forth below without the prior written consent of the Lender.

Section 6.1. Assignment of this Agreement. The Borrower shall not assign or attempt to assign this Agreement to any Person.

Section 6.2. No Alteration of Structure or Operations. The Borrower shall not amend or change materially its capital structure or its line or scope of business, nor shall it engage in business ventures other than those in which it is presently engaged without the prior written consent of the Lender.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE LENDER’S OBLIGATIONS

The Lender shall not be obligated to make any disbursements to the Borrower of the Loan Proceeds until it shall have received all of the items or documents referred to in this Article and until the following conditions precedent shall have been fully met and complied with in all respects.

Section 7.1. No Event of Default. No Event of Default shall have occurred hereunder and all representations and warranties set forth herein shall be true and correct.

Section 7.2. Loan Documents. The Loan Documents shall have been duly executed, acknowledged (where required), delivered and recorded (where required), including, but not limited to, landlord waivers acceptable to the Lender from all landlords leasing any property to the Borrower.

Section 7.3. Legal Matters. All legal matters incidental to the making of the Loan shall be satisfactory in all respects to the Lender’s Counsel, including an opinion of the Borrower’s counsel in form and content satisfactory to the Lender.

Section 7.4. Delivery of Required Items. The Borrower shall have provided to the Lender, not less than ten (10) Business Days prior to the Closing Date, copies of all items, documents or instruments required to be delivered to the Lender prior to the Closing Date, each of which shall in all respects be satisfactory to the Lender and the Lender’s Counsel.

Section 7.5. Payment of Fees. The Borrower shall have delivered to the Lender all the fees required on or before the Closing Date; provided, however, that with respect to any fees to be paid to the Lender by the Borrower on an annual basis, the Borrower shall be required to pay in advance to the Lender on the Closing Date only that portion of such annual fee which represents the fee for the first annual period. Any annual fees thereafter shall be paid by the Borrower directly to the Lender in advance, on or before each anniversary of the Closing Date.

ARTICLE VIII.

EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute Events of Default and shall entitle the Lender to exercise the Lender’s rights and remedies under Article IX of this Agreement.

Section 8.1. Failure to Pay or Perform. The failure by the Borrower to pay or perform any of the Obligations.

Section 8.2. Violation of Covenants; Failure of Conditions Precedent. The failure by the Borrower to perform or a violation of any of the covenants or agreements provided in this Agreement or in any of the other Loan Documents. The failure of any condition precedent contained herein to continue to be satisfied.

Section 8.3. Representation or Warranty. The failure of any representation or warranty made by the Borrower or by any Guarantor to be true in any material respect, as of the date made.

Section 8.4. Default Under Loan Documents. A breach of or default by the Borrower under the terms, covenants, and conditions set forth in any other Loan Document.

Section 8.5. Cross-Default. A breach of or default under the terms, covenants, or conditions of any agreement, loan, guaranty or other transaction of the Borrower or any guarantor with the Lender or with any other lender. The failure of the Borrower to make immediately any payment to the Lender under the Loan after the Lender has made demand therefor automatically and without further action by the Lender shall constitute a default under all other transactions between the Borrower and the Lender.

Section 8.6. Judgments. The Borrower shall suffer final judgments for the payment of money aggregating in excess of Ten Thousand Dollars ($10,000.00) and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

Section 8.7. Levy by Judgment Creditor. A judgment creditor of the Borrower shall obtain possession of any of the Collateral by any means, including but not limited to levy, distraint, replevin or self-help, and the Borrower shall not remedy same within thirty (30) days thereof.

Section 8.8. Failure to Pay Debts. The Borrower shall fail to pay any debt, in any material amount, due any third Person and such failure shall continue beyond any applicable grace period, unless the Borrower holds a reasonably good faith defense to payment and has set aside reasonable reserves for the payment thereof.

Section 8.9. Involuntary Insolvency Proceedings. The institution of involuntary Insolvency Proceedings against the Borrower or Guarantor and the failure of any such Insolvency Proceedings to be dismissed within thirty (30) days of the institution thereof.

Section 8.10. Voluntary Insolvency Proceedings. The commencement by the Borrower or Guarantor of Insolvency Proceedings.

Section 8.11. Insolvency Proceedings Pertaining to Guarantor. The occurrence of any of the events listed in this Section to the Guarantor.

Section 8.12. Insecurity of Lender. The Lender deems itself to be insecure.

Section 8.13. Change in Financial Condition. Any material and adverse change shall occur in the financial condition of the Borrower as determined in the sole discretion of the Lender.

Section 8.14. Impairment of Collateral. Any event shall occur which the Lender deems to impair the Collateral.

Section 8.15. [INTENTIONALLY DELETED]

Section 8.16. ERISA. If: (a) there occurs an accumulated funding deficiency with respect to any Plan and the Borrower or any of its ERISA Affiliates fails to correct such accumulated funding deficiency with respect to any Plan within the time prescribed under either Section 412 or Section 4971 of the Code, whichever is applicable; (b) there occurs any Prohibited Transaction with respect to the Borrower or any ERISA Affiliate; (c) there arises a lien under Section 302(f) of ERISA in favor of any Plan; (d) the Borrower or any of its ERISA Affiliates incurs any withdrawal liability with respect to any Multiemployer Plan; (e) any Multiemployer Plan enters reorganization (within the meaning of Section 4241(a) of ERISA); or (f)(i)(A) any Plan is terminated within the meaning of Title IV of ERISA, or (B) a trustee is appointed by the appropriate United States District Court to administer any Plan, or (C) PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan or (D) any Reportable Event occurs which the Lender determines indicates a substantial likelihood that an event described in (A), (B) or (C) above will occur, and (ii) the benefit liabilities (within the meaning of

Section 4001(a)(16) of ERISA) exceed the market value of the assets in the fund under the Plan by five percent (5%) or more of the respective Borrower’s or ERISA Affiliate’s Tangible Net Worth.

Section 8.17. [INTENTIONALLY DELETED]

Section 8.18. [INTENTIONALLY DELETED]

Section 8.19. Injunction. If the Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

Section 8.20. Material Adverse Change. The Borrower suffers a material adverse change, as determined by the Lender in good faith, in the financial condition of the Borrower from that indicated by the financial statements of the Borrower most recently submitted to and received by the Lender as of the date of this Agreement.

ARTICLE IX

RIGHTS AND REMEDIES ON THE OCCURRENCE

OF AN EVENT OF DEFAULT

Section 9.1. Lender’s Specific Rights and Remedies. In addition to all other rights and remedies provided by law and the Loan Documents, the Lender, on the occurrence of any Event of Default, may:

a. Accelerate and call due the unpaid principal balances of the Loan, and all accrued interest and other sums due as of the date of default;

b. Impose the default rate of interest provided in the Note, with or without acceleration of the Note;

c. Foreclose or enforce all or any security interests, mortgage interests, deed of trusts, liens, assignments, or pledges created by any Loan Document;

d. Confess judgment or file suit against the Borrower on the Note, and/or against the Guarantor on the Guaranty;

e. File suit against the Borrower on this Agreement, or on any other Loan Document;

f. Seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Loan Documents, whether or not a remedy at law exists or is adequate;

g. Exercise any rights of a secured creditor under the Uniform Commercial Code, as adopted and amended in Maryland, including the right to take possession of the Collateral without the use of judicial process or hearing of any kind and the right to require the Borrower to assemble the Collateral at such place as the Lender may specify; and

h. Set-off any amounts in any account or represented by any certificate with the Lender in the name of the Borrower or in which the Borrower has an interest.

Section 9.2. Automatic Acceleration. If there occurs an event which would, with the giving of notice, the passage of time, or both, constitute an Event of Default hereunder and if a voluntary or involuntary petition under the United States Bankruptcy Code thereafter is filed by or against the Borrower while such event remains uncured, the Loan(s) shall be automatically accelerated and due and payable and the default rates of interest provided for in the Note(s) shall automatically apply as of the date of the first occurrence of the event which would, with the giving of notice, the passage of time or both constitute an Event of Default, without any notice, demand or action of any type on the part of the Lender (including any action evidencing the acceleration or imposition of the default rate of interest). The fact that the Lender has, prior to the filing of the voluntary or involuntary petition under the United States Bankruptcy Code, acted in a manner which is inconsistent with the acceleration and imposition of the default rate of interest provided for in the Note(s) shall not constitute a waiver of this section or estop the Lender from asserting or enforcing the Lender’s rights hereunder.

Section 9.3. Sale of Collateral. In addition to any other remedy provided herein, upon the occurrence of an Event of Default, the Lender, in a commercially reasonable fashion, may sell at public or private sale or otherwise realize upon, in Baltimore, Maryland, or elsewhere, the whole or, from time to time, any part of all Collateral which is personal property, or any interest which the Borrower may have therein. Pending any such action, the Lender may collect and liquidate such Collateral. After deducting from the proceeds of sale or other disposition of such Collateral all expenses, including all expenses for legal services, the Lender shall apply such proceeds toward the satisfaction of the Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations shall be distributed as required by applicable Law. Notice of any sale or other disposition shall be given to the Borrower at least five (5) Business Days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which the Borrower hereby agrees shall be commercially reasonable notice of such sale or other disposition. The Borrower shall assemble, or shall cause to be assembled, at the Borrower’s own expense, the Collateral at such place or places as the Lender shall designate. At any such sale or other disposition, the Lender may, to the extent permissible under applicable law, purchase the whole or any part of the Collateral, free from any right of redemption on the part of the Borrower, which right is hereby waived and released to the extent lawfully permitted. Without limiting the generality of any of the rights and remedies conferred upon the Lender under this Section, the Lender may, to the full extent permitted by applicable law: (a) enter upon the premises of the Borrower, exclude therefrom the Borrower or any Person connected therewith, and take immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction, using all necessary force to do so; (b) at the Lender’s option, use, operate, manage, and control the Collateral in any lawful manner; (c) collect and receive all income, revenue, earnings, issues, and profits therefrom; and (d) maintain, alter or remove the Collateral as the Lender may determine in the Lender’s discretion.

Section 9.4. Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Loan Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy.

Section 9.5. Proof of Sums Due on Loan. In any action or proceeding brought by the Lender to collect the sums owed on the Loans, a certificate signed by an officer of the Lender setting forth the unpaid balances of principal, and any accrued interest, default interest, legal fees, and late charges owed on the Loan shall be presumed correct and shall be admissible in evidence for the purpose of establishing the truth of what it asserts. If the Borrower wishes to contest the accuracy of the figures set forth in any such certificate, the Borrower shall have the burden of proving by a preponderance of evidence that the certificate is inaccurate or incorrect.

Section 9.6. Obligations Are Unconditional. The payment and performance of the Obligations shall be the absolute and unconditional duty and obligation of the Borrower, and shall be independent of any defense or any rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the Lender, and the Borrower shall pay absolutely during the terms of the Loan(s) the payments of the principal and interest to be made on account of the Loan(s) and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off other than those herein expressly provided. Until such time as the Obligations have been fully paid and performed, the Borrower: (a) shall not suspend or discontinue any payments provided for herein and in the Note(s); (b) shall perform and observe all of the Borrower’s other covenants and agreements contained in the Loan Documents, including but not limited to making all payments required to be made to the Lender; and (c) shall not terminate or attempt to terminate the Loan Documents for any cause.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Loan Costs. The Loan shall be made at no cost to the Lender and all fees, including, without limitation, all fees of the Lender’s Counsel, insurance premiums, recordation costs, cost of documentary stamps, transfer taxes, photocopying expenses, appraisals, travel expenses for the Lender’s agents, employees and counsel, and all other expenses shall be paid by the Borrower, whether incurred prior to or after the Closing Date, such that the Loan shall be free of cost to the Lender.

Section 10.2. Inconsistencies. The terms and conditions of the Loan Documents are incorporated by reference and made a part hereof as if fully set forth herein. In the event of any inconsistencies between this Agreement and any other Loan Documents, such inconsistencies shall be construed, interpreted and resolved so as to benefit the Lender, whether this Agreement or any one of the other Loan Documents controls, and the Lender’s election of which interpretation or construction is for the Lender’s benefit shall govern in all cases.

Section 10.3. Benefit; Burdens. This Agreement shall inure to the benefit of and shall be binding upon the Lender, the Borrower and their respective successors and permitted assigns and shall not inure to the benefit of any other party.

Section 10.4. Notices. All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or when mailed by first class, certified mail, postage prepaid, return receipt requested, addressed to the Borrower, the Lender or to any other Person to whom any such notice or certificate or other communication is to be given, at the following addresses:

If to the Lender:	City of Baltimore Development Corporation
36 South Charles Street, Suite 1600 Baltimore, Maryland 21201 Attn: Jeffrey P. Pillas, Vice President

with copy to:	Shapiro Sher Guinot & Sandler
36 South Charles Street, Suite 2000 Baltimore, Maryland 21201-3147 Attn: K. Lee Riley, Jr., Esquire

If to the Borrower:	Univec, Inc.
10 East Baltimore Street, Suite 1404 Baltimore, Maryland 21202 Attn: Dr. David Dalton

with copy to:	McKennon Shelton & Henn LLP
401 East Pratt Street Suite 2315
Baltimore, Maryland 21202 Attn: Paul D. Shelton, Esquire

Section 10.5. Filing. The security interest of the Lender created hereby shall be perfected by the filing of financing statements which shall fully comply with the Maryland Uniform Commercial Code – Secured Transactions, in the Office of the State Department of Assessments and Taxation in the City of Baltimore, Maryland, and such other places determined by the Lender or the Lender’s Counsel within and outside of the State of Maryland. The parties further agree that all necessary continuation statements shall be filed within the time prescribed by the Maryland Uniform Commercial Code – Secured Transactions, in order to continue the security interest created by this Agreement.

Section 10.6. Payments Due on Sundays and Holidays. In any case where the date of maturity of interest on or principal of the Loan or the date on which any other payment due under this Agreement shall be on a day which is other than a Business Day, then any such payments shall be made on the next succeeding Business Day, with the same force and effect as if made on the date of maturity or the date that any other payments are due and payable hereunder.

Section 10.7. Illegality. If fulfillment of any provision hereof or any transaction related hereto or to the Loan Documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provisions herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

Section 10.8. Amendments, Changes and Modifications. This Agreement may not be amended, changed, modified, altered or terminated except by a written instrument executed by the Lender.

Section 10.9. Execution of Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.10. Law Governing. This Agreement is prepared and entered into with the intention that the law of the State shall govern its construction and interpretation.

Section 10.11. Waiver of Jury Trial. THE LENDER AND THE BORROWER EACH HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE LENDER OR THE BORROWER MAY BE PARTIES, ARISING OUT OF, OR IN ANY WAY PERTAINING TO, THIS AGREEMENT. IT IS AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE LENDER AND THE BORROWER, AND THE LENDER AND THE BORROWER EACH HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BOTH THE BORROWER AND THE LENDER FURTHER REPRESENT THAT THE BORROWER AND THE LENDER HAVE BEEN

REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EACH OF THE BORROWER’S AND THE LENDER’S OWN FREE WILL, AND THAT THE BORROWER AND THE LENDER HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Agreement as of the day and year first above written.

WITNESS/ATTEST:	CITY OF BALTIMORE-DEVELOPMENT CORPORATION

/s/ Illegible	By:	/s/ Jeffrey P. Pillas		(SEAL)
Jeffrey P. Pillas
Vice President

UNIVEC, INC.,
a Delaware corporation

/s/ Illegible	By:	/s/ David Dalton		(SEAL)
		Name:	David Dalton
		Title:	President